Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
Austin	Milan
Beijing	Munich
Boston	New York
Brussels	Orange County
Century City	Paris
Chicago	Riyadh
Dubai	San Diego
Düsseldorf	San Francisco
Frankfurt	Seoul
Hamburg	Silicon Valley
Hong Kong	Singapore
Houston	Tel Aviv
London	Tokyo
Los Angeles	Washington, D.C.
Madrid

March 21, 2025

Vroom, Inc.

4700 Mercantile Dr.

Fort Worth, TX 76137

Re:	Vroom, Inc.—Registration on Form S-1

To the addressee set forth above:

We have acted as special counsel to Vroom, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale from time to time, in each case, by Mudrick Capital Management, L.P., a Delaware limited liability company (“Mudrick”), of 3,957,621 outstanding shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the offer and sale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

March 21, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that (i) the Company complied or will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP